Exhibit 10(xi)
As amended October 17, 2008
THE STANLEY WORKS
2001 LONG-TERM INCENTIVE PLAN
Section 1. Purpose
     The purposes of this Long-Term Incentive Plan (the “Plan”) are to encourage selected salaried employees of The Stanley Works (together with any successor thereto, the “Company”) and selected salaried employees and non-employee directors of its Affiliates (as defined below) to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’’s future success and prosperity, thus enhancing the value of the Company for the benefit of its shareowners, and to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.
Section 2. Definitions
As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, or Other Stock-Based Award granted under the Plan.

(c)	“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award granted under the Plan.

(d)	“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” shall mean the Compensation and Organization Committee of the Board.

(g)	“Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(h)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(i)	“Fair Market Value” shall mean, with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, and with respect to Shares, shall mean the mean average of the high and the low price of a Share as quoted on the New York Stock Exchange Composite Tape on the date as of which fair market value is to be determined or, if there is no trading of Shares on such date, such mean average of the high and the low price on the next preceding date on which there was such trading.

(j)	“Immediate family members” of a Participant shall mean the Participant’s children, grandchildren and spouse.

(k)	“Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(l)	“1997 Plan” shall mean the Company’s 1997 Long-Term Incentive Plan.

(m)	“Non-Employee Director” shall mean any non-employee director of an Affiliate.

(n)	“Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(o)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(p)	“Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.

(q)	“Participant” shall mean a Salaried Employee or non-employee director designated to be granted an Award under the Plan.

(r)	“Performance Award” shall mean any Award granted under Section 6(d) of the Plan.

(s)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(t)	“Released Securities” shall mean securities that were Restricted Securities with respect to which all applicable restrictions have expired, lapsed, or been waived.

(u)	“Restricted Securities” shall mean securities covered by Awards of Restricted Stock or other Awards under which issued and outstanding Shares are held subject to certain restrictions.

(v)	“Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(w)	“Restricted Stock Unit” shall mean any right granted under Section 6(c) of the Plan that is denominated in Shares.

(x)	“Salaried Employee” shall mean any salaried employee of the Company or of any Affiliate.

(y)	“Shares” shall mean shares of the common stock of the Company, par value $2.50 per share, and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(b) of the Plan.

(z)	“Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.
Section 3. Administration
          Except as otherwise provided herein, the Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by or with respect to which payments, rights, or other matters are to be calculated in connection with Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine in accordance with the requirements of Section 409A of the Code whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareowner, and any employee of the Company or of any Affiliate. All elective deferrals permitted pursuant to this Section 3 shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code. The Committee may credit interest, at such rates to be determined by the Committee, on cash payments that are deferred and credit dividends or dividend equivalents on deferred payments denominated in the form of Shares. The Committee may, in its discretion, require deferral of payment of any Award (other than an Option or Stock Appreciation Right) or portion thereof if the deduction with respect to such payment would, or could in the reasonable anticipation of the Committee, not be permitted due to the application of Section 162(m) of the Code.
Section 4. Shares Available for Awards
(a)	Shares Available. Subject to adjustment as provided in Section 4(b):
(i)	Calculation of Number of Shares Available. The number of Shares authorized to be issued in connection with the granting of Awards under the Plan is ten million (10,000,000). If any Shares covered by an Award granted under the Plan or by an award granted under the 1997 Plan, or to which such an Award or award relates, are forfeited, or if an Award or award otherwise terminates without the delivery of Shares or of other consideration, or if upon the termination of the 1997 Plan there are Shares remaining that were authorized for issuance under that Plan but with respect to which no awards have been granted, then the Shares covered by such Awards or award, or to which such Award or award relates, or the number of Shares otherwise counted against the aggregate number of Shares available under the Plan with respect to such Award or award, to the extent of any such forfeiture or termination, or which were authorized for issuance under the 1997 Plan but with respect to which no awards were granted as of the termination of the 1997 Plan shall again be, or shall become available for granting Awards under the Plan. Notwithstanding the foregoing but subject to adjustment as provided in Section 4(b), (A) no more than one million (1,000,000) Shares shall be cumulatively available for delivery pursuant to the exercise of Incentive Stock Options and (B) no more than one million (1,000,000) Shares shall be cumulatively available for granting as Restricted Stock or Restricted Stock Units.

(ii)	Accounting for Awards. For purposes of this Section 4,
(A)	if an Award (other than a Dividend Equivalent) is denominated in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan; and

(B)	Dividend Equivalents and Awards not denominated in Shares shall be counted against the aggregate number of Shares available for granting Awards under the Plan, if at all, only in such amount and at such time as the Committee shall determine under procedures adopted by the Committee consistent with the purposes of the Plan; provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards or awards granted under the 1997 Plan may be counted or not counted under procedures adopted by the Committee in order to avoid double counting. Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company, shall not be counted against the Shares available for granting Awards under the Plan.
(iii)	Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
(b)	Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation split-up, spin-off, combination repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the number and type of Shares (or other securities or property) specified as the annual per-participant limitation under Section 6(g)(vi), and (iv) the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.
Section 5. Eligibility
               Any Salaried Employee, including any officer or employee-director of the Company or of any Affiliate, and any Non-Employee Director, who is not a member of the Committee shall be eligible to be designated a Participant.
Section 6. Awards
(a)	Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)	Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option (or, if the Committee so determines, in the case of any Option retroactively granted in tandem with or in substitution for another Award or any outstanding award granted under any other plan of the Company, on the date of grant of such other Award or award).

(ii)	Option Term. The term of each Option shall be fixed by the Committee.

(iii)	Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(iv)	Incentive Stock Options. The terms of any Incentive Stock Option granted under the plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. No Incentive Stock Option shall be granted to any Non-Employee Director who is not otherwise an employee of the Company or any of its Affiliates.

(v)	Transferability. An Option shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Code, and, during the Participant’s lifetime, shall be exercisable only by the Participant, except that the Committee may:
(A)	permit exercise, during the Participant’s lifetime, by the Participant’s guardian or legal representative; and

(B)	permit transfer, upon the Participant’s death, to beneficiaries designated by the Participant in a manner authorized by the Committee, provided that the Committee determines that such exercise and such transfer are consonant with requirements for exemption from Section 16(b) of the Exchange Act and, with respect to an Incentive Stock Option, the requirements of Section 422(b)(5) of the Code; and

(C)	grant Non-Qualified Stock Options that are transferable, or amend outstanding Non-Qualified Stock Options to make them so transferable, without payment of consideration, to immediate family members of the Participant or to trusts or partnerships for such family members.

(b)	Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right as specified by the Committee, which shall not be less than the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right (or, if the Committee so determines, in the case of any Stock Appreciation Right retroactively granted in tandem with or in substitution for another Award or any outstanding award granted under any other plan of the Company, on the date of grant of such other Award or award). Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c)	Restricted Stock and Restricted Stock Units.
(i)	Issuance. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(ii)	Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(iii)	Registration. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iv)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such Restricted Stock shall become Released Securities.

(v)	Restricted Stock Units. Notwithstanding anything to the contrary in the Plan or in any Award Agreement, Restricted Stock Units shall be subject to the following requirements. Unless previously forfeited, and subject to Section 10(b), Restricted Stock Units shall be settled on the 30th day following the earliest of (I) the applicable vesting date set forth in the Award Agreement, (II) the Participant’s death, and (III) the Participant’s separation from service within the meaning of Section 409A of the Code after attaining the age of 55 and completing 10 years of service or as a result of a disability within the meaning of Section 22(e)(3) of the Code. If the Committee reasonably anticipates that making a payment in respect of Restricted Stock Units may violate Federal securities laws or other applicable law, such payment may be delayed and made in accordance with Section 409A of the Code and Section 1.409A 2(b)(7)(ii) of the Treasury Regulations thereunder.
(d)	Performance Awards. The Committee is hereby authorized to grant Performance Awards to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including without limitation, Restricted Stock), other securities, other Awards, or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish.
          Performance goals shall be based on one or more of the following criteria, determined in accordance with generally accepted accounting principles, where applicable: (i) pre-tax income or after-tax income; (ii) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets; (iv) operating income; (v) earnings or book value per share (basic or diluted); (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) return on revenues; (viii) net tangible assets (working capital plus property, plants and equipment) or return on net tangible assets (operating income divided by average net tangible assets) or working capital; (ix) operating cash flow (operating income plus or minus changes in working capital less capital expenditures); (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) sales or sales growth; (xii) operating margin or profit margin; (xiii) share price or total shareholder return; (xiv) earnings from continuing operations; (xv) cost targets, reductions or savings, productivity or efficiencies; (xvi) economic value added; and (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, financial management, project management, supervision of litigation, information technology, or goals relating to divestitures, joint ventures or similar transactions.
          Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of Stanley or a parent or subsidiary of Stanley, or a division or strategic business unit of Stanley, all as determined by the Compensation and Organization Committee (the “Committee”). The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).
          Subject to the terms of the Plan and any applicable Awards Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.
(e)	Dividend Equivalents. The Committee is hereby authorized to grant to Participants Awards under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Any such amounts will be paid in cash or reinvested at the time that dividends are otherwise paid, but in no event later than March 15 of the year following the year in which the dividends are paid. Subject to the terms of the Plan and any applicable Awards Agreement, such Awards may have such terms and conditions as the Committee shall determine.

(f)	Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted (or, if the Committee so determines, in the case of any such purchase right retroactively granted in tandem with or in substitution for another Award or any outstanding award granted under any other plan of the Company, on the date of grant of such other Award or award).
(g)	General.
(i)	No Cash Consideration for Awards. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(ii)	Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any awards granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)	Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(iv)	Limits on Transfer of Awards. Except as provided in Section 6(a) above regarding Options, no Award (other than Released Securities), and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Code (or, in the case of an Award of Restricted Securities, to the Company); provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’’s guardian or legal representative. No Award (other than Released Securities), and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to Participant or for a Participant’s benefit under this Plan and Awards hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any Affiliate.
(v)	Terms of Awards. The Term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Incentive Stock Option exceed a period of ten years from the date of its grant.

(vi)	Per-Person Limitation on Options and SARs. The number of Shares with respect to which Options and SARs may be granted under the Plan to an individual Participant in any three-year period from January 24, 2001 through the end of the term shall not exceed 4,000,000 Shares, subject to adjustment as provided in Section 4(b).

(vii)	Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(viii)	Maximum Payment Amount. The maximum fair market value of payments to any executive officer made in connection with any long-term performance awards (except for payments made in connection with Options or Stock Appreciation Rights) granted under the Plan shall not, during any three-year period, exceed two percent of Stanley’s shareowners’ equity as of the end of the year immediately preceding the commencement of such three-year period.
Section 7. Amendment and Termination
               Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:
(a)	Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Plan, including, without limitation, any amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award theretofore granted, without the consent of any shareowner, Participant, other holder or beneficiary of an Award, or other Person; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareowners of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would:
(i)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof; or

(ii)	permit Options, Stock Appreciation Rights, or other Stock-Based Awards encompassing rights to purchase Shares to be granted with per Share grant, purchase, or exercise prices of less than the Fair Market Value of a Share on the date of grant thereof, except to the extent permitted under Sections 6(a), 6(b), or 6(f) hereof.
(b)	Adjustments of Awards Upon Certain Acquisitions. In the event the Company or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another corporation or business entity, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

(c)	Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

(d)	Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
Section 8. General Provisions
(a)	No Rights to Awards. No Salaried Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Salaried Employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.
(b)	Delegation. The Committee may delegate to one or more officers or managers of the Company or any Affiliate, or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by, Salaried Employees who are not officers of the Company for purposes of Section 16 of the Exchange Act.

(c)	Withholding. The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Awards or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

(d)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)	No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Connecticut and applicable Federal law.

(g)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(h)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
(i)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(j)	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 9. Change in Control
(a)	Upon the occurrence of a Change in Control (as hereinafter defined), unless otherwise determined by the Committee and set forth in an Award Agreement:
(i)	all Options and Stock Appreciation Rights, whether granted as performance awards or otherwise, shall become immediately exercisable in full for the remainder of their terms, and Grantees shall have the right to have the Company purchase all or any number of such Options or Stock Appreciation Rights for cash for a period of thirty (30) days following a Change in Control at the Option Acceleration Price (as hereinafter defined); and

(ii)	all restrictions applicable to all Restricted Stock and Restricted Stock Units, whether such Restricted Stock and Restricted Stock Units were granted as performance awards or otherwise, shall immediately lapse and have no effect, and Grantees shall have the right to have the Company purchase all or any number of such Restricted Stock Units and shares of Restricted Stock for cash for a period of thirty (30) days following a Change in Control at the Restricted Stock Acceleration Price (as hereinafter defined).
(b)	(i) The “Restricted Stock Acceleration Price” is the highest of the following on the date of a Change in Control:
(A)	the highest reported sales price of a share of the Common Stock within the sixty (60) days preceding the date of a Change in Control, as reported on any securities exchange upon which the Common Stock is listed,

(B)	the highest price of a share of the Common Stock reported in a Schedule 13D or an amendment thereto as paid within the sixty (60) days preceding the date of the Change in Control,

(C)	the highest tender offer price paid for a share of the Common Stock, and

(D)	any cash merger or similar price paid for a share of the Common Stock.
(ii)	The “Option Acceleration Price” is the excess of the price received by shareowners of the Company for one Share pursuant to the Change in Control over the exercise price or the grant price of the award; provided, however, that the Option Acceleration Price is limited to the spread between the Fair Market Value (which shall be based on the per Share price received by the shareowners of the Company pursuant to such Change in Control) and the exercise price or grant price. In the event the Change in Control is effected pursuant to a stock-for-stock transaction, the price received by shareowners of the Company for one Share pursuant to the Change in Control shall be calculated using the exchange ratio applied in the transaction.
(c)	A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(I)	any Person, as hereinafter defined, is or becomes the Beneficial Owner, as hereinafter defined, directly or indirectly, of securities of the Company, as hereinafter defined, (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareowners was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on December 17, 2003 or whose appointment, election or nomination for election was previously so approved or recommended; or

(III)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (i) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
(IV)	the shareowners of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareowners of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(V)	Notwithstanding any provision of this Plan to the contrary, to the extent an award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control is not described by Section 409A(a)(2)(A)(v) of the Code, then any resulting payment permitted by Section 9 that would be considered deferred compensation under Section 409A of the Code will instead be made to the Participant on the 30th day following the earliest of (A) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A of the Code); (B) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (C) the Participant’s death.
(d)	Solely for purposes of Section 9(c) and (d), and notwithstanding anything to the contrary in any other provision of this Plan, the following terms shall have the meanings indicated below:
1.	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2.	“Company” shall mean The Stanley Works.

3.	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.
Section 10. Compliance with Section 409A of the Code.
(a)	To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Participants. This Plan and any Awards granted hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)	If at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period or, if earlier, on the Participant’s death.

(c)	Notwithstanding any provision of this Plan or of any Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and any Award Agreements as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. [In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and any Award Agreements (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.]
Section 11. Effective Date of the Plan
               The Plan shall be effective as of January 25, 2001.

Section 12. Term of the Plan
               No Award shall be granted under the Plan after January 24, 2011. However, unless otherwise expressly provided in the plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, or adjust any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond such date.